Exhibit 99

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
Telephone (310) 552-1776
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP POSTS SUCCESSFUL RESULTS FOR 2007

AGAINST CHALLENGING BACKDROP

Financial Highlights Include:

•	Profits total $33.6 million for the year, equal to $2.59 per diluted share
•	Revenues from earning assets rise to $171 million in 2007
•	Total assets, net loans, and total deposits all increase to new year-end highs
•	Total capital grows to $175 million

CENTURY CITY, CALIFORNIA (February 6, 2008) — First Regional Bancorp (Nasdaq-GM:  FRGB) today announced that financial results for both the year and the fourth quarter ended December 31, 2007 represented a continuation of the company’s consistent record of profitability.

Net income for the fourth quarter of 2007 totaled $7.9 million, equal to 62 cents per diluted share, compared to $10.2 million, or 78 cents per diluted shared, for the same period in 2006.

For all of 2007, net income was $33.6 million, equal to $2.59 per diluted share, versus 2006 net income of $38.3 million, or $2.95 per diluted share.  The 2006 earnings have been adjusted to reflect the 3-for-1 stock split effected in August 2006.

At December 31, 2007, assets totaled $2.174 billion, compared with $2.076 billion a year earlier.  Total deposits at year-end were $1.721 billion, up from $1.628 billion in the prior year. Net loans advanced to a total of $2.020 billion at the end of 2007 from $1.805 billion at the close of the prior fiscal year.  First Regional increased its capital by a net of $27.6 million in 2007, primarily through the retention of earnings, bringing total capital to $174.6 million at year-end, compared to $147.0 million at the end of 2006.

Jack A. Sweeney, Chairman of the Board, commented:  “2007 represented a year of achievement for First Regional despite a challenging environment.  Revenues from earning assets increased to $171.5 million in 2007 from $161.7 million in 2006, but the actions of the Federal Reserve to reduce interest rates in the second half of 2007 put pressure on our net interest margins in that period and will continue to be a factor going forward.  Nonrecurring items also had an impact on our results.  In the fourth quarter of 2007 we realized a gain of $2.5 million on the redemption of restricted stock in MasterCard International, but were required to create a reserve of $2.2 million for our share of contingent liabilities relating to the settlement of lawsuits by Visa International.  While we expect these provisions to be recovered in 2008, they did have an adverse effect on 2007 results.  The fourth quarter of 2007 also saw increased provisions to our loan loss reserve, both to keep pace with loan growth and to reflect the changing economic climate.

Mr. Sweeney continued: “The Fed’s actions to reduce interest rates are in response to a slowing economy in general and a weakening real estate sector in particular.  First Regional has never been involved in the riskiest segments of real estate credit, such as sub-prime mortgages.  Nonetheless, it appears likely that the present economic situation will impact most areas of real estate, including those in which First Regional participates.  Like the rest of the banking industry, First Regional will continue to address significant uncertainties in the months and years ahead.

“Fortunately, First Regional appears well positioned to deal with these challenges.  Our approach has always been to maintain a conservative posture, with an emphasis on managing risk and maintaining operating efficiency.  Our focus on asset quality gives us the flexibility to deal effectively with problems as they arise, and we have the years of experience and expertise needed to manage our operations effectively in difficult times.  Moreover, our prudent reserves and strong capital base give us the financial strength to weather adverse conditions and respond to opportunities that emerge.”

Mr. Sweeney concluded:  “I am very pleased to note that, effective January 2, 2008, H. Anthony Gartshore assumed the position of Chief Executive Officer, in addition to maintaining his existing responsibilities as President of the Company and its subsidiary, First Regional Bank.  I continue to serve as Chairman of the Board, with oversight over both the Bank and Bancorp.

“While I have reduced my role somewhat, rest assured that the business model and the philosophy which have long guided First Regional remain unchanged.  First Regional’s success is the result of many factors, including our capable staff and our experienced management team.  Tony Gartshore has been a key member of that team for over a decade, and over the years I have worked closely with him to build First Regional into the institution that it is today.  With extensive experience gathered in good times and bad, First Regional is well prepared to address the challenges and opportunities ahead, as we pursue our primary goal of protecting and enhancing the Company’s financial strength and shareholder value over the long-term.”

First Regional Bancorp is a bank holding company headquartered in Century City, California.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

# # #

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

	(000’s omitted)
As of December 31	2007	2006

ASSETS:
Cash and due from banks	$46,676	$72,134
Federal funds sold	0	103,860
Cash and cash equivalents	46,676	175,994

Investment securities	32,156	27,485
Federal Home Loan Bank stock - at cost	8,487	12,385
Loans, net	2,020,217	1,805,301
Premises and equipment - net	5,438	3,838
Other real estate owned	0	0
Accrued interest receivable and other assets	61,341	51,236

Total assets	$2,174,315	$2,076,239

LIABILITIES AND CAPITAL:
Demand deposits	$418,220	$468,547
Savings deposits	58,173	60,443
Money market deposits	951,488	865,434
Time deposits	293,196	233,335

Total deposits	1,721,077	1,627,759

Funds purchased	20,955	0
Federal Home Loan Bank advances	135,000	190,000
Subordinated debentures	100,517	92,785
Accrued interest payable and other liabilities	22,147	18,685

Total liabilities	1,999,696	1,929,229

Stated capital	52,746	52,167
Retained earnings	121,723	94,869
Net unrealized gains (losses)
on available-for-sale securities	150	(26)

Total capital	174,619	147,010

Total liabilities and capital	$2,174,315	$2,076,239

Book value per share outstanding	$14.69	$12.05

Total shares outstanding	11,890,487	12,200,091

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)		(000’s omitted)
	Three Months Ended December 31		Twelve Months Ended December 31

	2007	2006	2007	2006

Interest on loans	$42,873	$42,361	$169,303	$160,678
Interest on federal funds sold	244	179	576	308
Interest on deposits in financial institutions	80	59	293	217
Interest on investment securities	338	217	1,289	545

Total interest income	43,535	42,816	171,461	161,748

Interest on deposits	13,219	11,851	50,125	38,819
Interest on subordinated debentures	1,969	1,750	7,095	6,259
Interest on FHLB advances	1,543	1,232	6,414	8,174
Interest on other borrowings	5	0	16	4

Total interest expense	16,736	14,833	63,650	53,256

Net interest income	26,799	27,983	107,811	108,492

Provision for loan losses	1,422	437	2,622	4,328

Net interest income after provision for loan losses	25,377	27,546	105,189	104,164

Other operating income	4,671	1,994	11,421	8,307

Salaries and related benefits	9,073	8,354	36,373	30,249
Occupancy expenses	956	739	3,640	2,797
Other operating expenses	6,638	3,395	18,567	12,997

Total other operating expenses	16,667	12,488	58,580	46,043

Income before provision for income taxes	13,381	17,052	58,030	66,428

Provision for income taxes	5,479	6,832	24,420	28,092

Net income	$7,902	$10,220	$33,610	$38,336

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)		(000’s omitted)
	Three Months Ended December 31		Twelve Months Ended December 31

	2007	2006	2007	2006

Net income per share (1)
Basic	$0.66	$0.84	$2.77	$3.15
Diluted	$0.62	$0.78	$2.59	$2.95

Average shares outstanding (1)	11,935,640	12,194,155	12,120,892	12,164,867
Diluted average shares (1)	12,793,075	13,057,802	12,981,088	13,007,799

Average equity	$172,263	$141,574	$163,370	$125,851
Average assets	$2,150,076	$1,984,564	$2,056,426	$1,936,410
Return on average equity (%)	18.20	28.64	20.57	30.46
Return on average assets (%)	1.46	2.04	1.63	1.98
Efficiency ratio (%)	52.96	41.66	49.13	39.42
Number of employees	301	263
Assets per employee (000s)	$7,224	$7,894

CREDIT QUALITY

Beginning reserve for loan losses (000s)	$21,993	$20,131	$20,624	$17,577
Loan loss provisions	1,422	437	2,622	4,328
Loan recoveries	0	100	94	100
Loan chargeoffs	691	0	741	1,028
Net change in allowance for unfunded loan commitments	47	(44)	172	(353)
Ending reserve for loan losses (000s)	$22,771	$20,624	$22,771	$20,624

Nonperforming assets (000s)	$10,525	$14
Nonperforming assets / gross loans (%)	0.52	0.00
Reserve for loan losses / nonperforming assets (%)	216.35	147314.29
Reserve for loan losses / gross loans (%)	1.11	1.13

(1) 2006 per-share results and shares outstanding have been adjusted to reflect the company’s 3-for-1 stock split effected in August 2006.

	(000s omitted)
	For the Three Months Ended December 31,
	2007			2006
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost (%)	Balance	Interest	Yield/Cost (%)

Gross loans	$2,028,014	$42,873	8.39	$1,840,843	$42,361	9.13
Federal funds sold	21,653	244	4.47	11,985	179	5.93
Investment securities	31,954	418	5.19	24,772	276	4.42
Total earning assets	$2,081,621	$43,535	8.30	$1,877,600	$42,816	9.05

Deposits	$1,746,931	$13,219	3.00	$1,647,048	$11,851	2.85
Federal Home Loan Bank advances	132,446	1,543	4.62	90,652	1,232	5.39
Subordinated debentures	100,517	1,969	7.77	92,785	1,750	7.48
Funds purchased	475	5	4.18	0	0	0.00
Total bearing liabilities	$1,980,369	$16,736	3.35	$1,830,485	$14,833	3.21

Net interest spread(1)			4.95			5.84

Net interest margin(2)			5.11			5.91

(1) Net interest spread represents the average yield earned on earning assets less the average cost of bearing liabilities.

(2) Net interest margin represents net interest income divided by average earning assets.

	(000s omitted)
	For the Twelve Months Ended December 31,
	2007			2006
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost (%)	Balance	Interest	Yield/Cost (%)

Gross Loans	$1,916,249	$169,303	8.84	$1,809,377	$160,678	8.88
Federal funds sold	11,772	576	4.89	5,946	308	5.18
Investment Securities	30,886	1,582	5.12	16,822	762	4.53
Total Earning Assets	$1,958,907	$171,461	8.75	$1,832,145	$161,748	8.83

Deposits	$1,664,273	$50,125	3.01	$1,550,369	$38,819	2.50
Federal Home Loan Bank Advances	125,439	6,414	5.11	163,992	8,174	4.98
Subordinated Debentures	94,840	7,095	7.48	85,328	6,259	7.34
Funds Purchased	210	16	7.62	62	4	6.45
Total Bearing Liabilities	$1,884,762	$63,650	3.38	$1,799,751	$53,256	2.96

Net Interest Spread(1)			5.37			5.87

Net Interest Margin(2)			5.50			5.92

(1) Net interest spread represents the average yield earned on earning assets less the average cost of bearing liabilities.

(2) Net interest margin represents net interest income divided by average earning assets.

The following is a schedule of new loans booked (not including loan renewals) by First Regional’s subsidiary, First Regional Bank, during each month of the fourth quarter of 2007:

Month	New Loans Booked
(000’s omitted)

October	$88,701
November	75,854
December	136,205
Fourth Quarter	$300,760

The following is a schedule describing the primary components of First Regional Bank’s loan portfolio as of

December 31, 2007 and 2006:

	Disbursed Balance as of December 31, 2007	Percentage of Total	Disbursed Balance as of December 31, 2006	Percentage of Total
	(000’s omitted)		(000’s omitted)
Commercial Real Estate Loans
Construction Loans	$565,712	27.6%	$375,175	20.5%
Mini-Perm Loans	267,425	13.0%	216,792	11.8%
Bridge Loans	933,150	45.5%	985,786	53.8%
Other	26,778	1.3%	29,119	1.6%
	1,793,065	87.4%	1,606,872	87.7%
Commercial Non-Real Estate Secured Loans	$257,489	12.6%	$226,667	12.3%
			$
Total loans	$2,050,554	100.0%	1,833,539	100.0%
Less - Allowance for loan losses	22,771		20,624
- Deferred loan fees	7,566		7,614
Net Loans	2,020,217		1,805,301

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.